February 12, 2015                             Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Record Base Fourth Quarter, Full-Year 2014 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported record base financial results for its fourth quarter and full-year 2014.

Fourth Quarter Highlights

•	Fourth quarter 2014 GAAP earnings per diluted share were $.53, compared with $.53 in 2013.

•
Fourth quarter 2014 GAAP results include $.13 per diluted share, after-tax, in asset impairments and restructuring charges, along with acquisition expenses and acquisition inventory step-up costs. Fourth quarter 2013 GAAP results included after-tax charges of $.05 per diluted share related to restructuring costs from international plant closures.

•
Base net income attributable to Sonoco (base earnings) for fourth quarter 2014 was a record $.66 per diluted share, up 14 percent, compared with $.58 in 2013. (See base earnings definition and reconciliation later in this release.) Sonoco’s most recently provided fourth quarter base earnings guidance was to be at or above $.59 to $.64 per diluted share.

•	Base earnings in the quarter included approximately $.03 per diluted share, after tax, from the recovery of previously incurred excess costs related to a flexible packaging materials issue.

•	Fourth quarter 2014 net sales were a record $1.32 billion, up 8 percent from $1.22 billion in 2013.

•
Cash flow from operations for the fourth quarter was $151 million, compared with $117 million in 2013. Free cash flow was $78 million, compared with $58 million in 2013. (See free cash flow definition later in this release.)

•	Completed the $355 million acquisition of Weidenhammer Packaging Group significantly expanding Sonoco’s position in the European composite can market.

Full-Year 2014 Highlights

•	Full-year 2014 GAAP earnings per diluted share were $2.32, up 9 percent, compared with $2.12 in 2013.

•
Full-year 2014 GAAP results include $.22 per diluted share in after-tax impairments and restructuring charges, acquisition expenses and acquisition inventory step-up costs, partially offset by excess property insurance proceeds. In comparison, 2013 GAAP results included $.18 per diluted share in after-tax restructuring charges primarily related to plant closures.

•
Full-year 2014 base earnings were a record $2.54 per diluted share, up 10 percent, compared with $2.30 in 2013. Most recently, Sonoco guided full-year base earnings to be at or above the Company’s target of $2.51 per diluted share.

•
Cash flow from operations for 2014 was $418 million, compared with $538 million in 2013. Free cash flow was $120 million, in line with our previously communicated expectation of $110 million, compared to $245 million in 2013.

2015 Earnings Guidance Update

•	Full-year 2015 base earnings are projected to be in the range of $2.60 to $2.70 per diluted share and the Company is targeting $2.65.

•	Base earnings for the first quarter of 2015 are projected to be $.56 to $.61 per diluted share. Base earnings in the first quarter of 2014 were $.52.

•	2015 free cash flow is projected to be approximately $150 million.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports Fourth Quarter, Full-Year 2014 Results - page 2

Fourth Quarter Comments and Financial Summary
Commenting on the Company’s fourth quarter results, President and Chief Executive Officer Jack Sanders said, “Sonoco’s balanced portfolio of businesses showed strong improvement during the fourth quarter in a number of areas. Consolidated sales grew 8 percent to a new record due to the combination of volume gains and a major acquisition. Gross profits and base earnings also reached records for the quarter, driven by solid volume growth, strong manufacturing productivity, a positive price/cost relationship and lower pension expense. Quarterly results were also aided by the reimbursement of excess costs incurred in prior quarters related to a materials issue in our flexible packaging business. Each of the Company’s segments reported improved operating profits despite higher year-over-year labor, maintenance, management incentive and other costs. ”

“Our Consumer Packaging segment reported record results in the quarter with operating profits up 21 percent over last year’s quarter due primarily to productivity improvements, volume growth throughout the segment and lower pension expense. Current quarter results reflect the flexible packaging excess cost reimbursement which benefitted productivity. In addition, the Weidenhammer Packaging Group acquisition completed on October 31, 2014, provided modest accretion to operating profits, which excludes acquisition-related inventory step-up charges. Operating profits in our Display and Packaging segment rose 49 percent in the quarter due primarily to strong volume growth in U.S. display and international packaging fulfillment activity and manufacturing productivity improvements.”

“Operating profits in our Paper and Industrial Converted Products segment exceeded the prior year quarter by nearly 11 percent due primarily to volume growth, a positive price/cost relationship and modest manufacturing productivity improvements, and lower pension expense, partially offset by higher operating costs and incentives. Excluding South America and Asia, the Company experienced volume gains throughout the segment. In our Protective Solutions segment, operating profits increased more than 10 percent due to volume growth in temperature-assured products, consumer protective packaging and automotive components, along with modest productivity improvements.”

GAAP net income attributable to Sonoco in the fourth quarter was $54.5 million, or $.53 per diluted share, compared with $54.7 million, or $.53 per diluted share, in 2013. Base earnings in the fourth quarter were $67.9 million, or $.66 per diluted share, compared with $59.9 million, or $.58 per diluted share, in 2013. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Fourth quarter base earnings exclude $8.8 million in after-tax charges, or $.09 per diluted share, related to restructurings and asset impairment costs and $4.7 million in after-tax charges, or $0.04 per diluted share, related to acquisition expense and acquisition inventory step-up costs. Base earnings in the fourth quarter of 2013 excluded after-tax charges of $.06 per diluted share related to international restructuring actions and $.01 per diluted share in after-tax gains from property insurance settlements. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the fourth quarter were $1.32 billion, up 8.5 percent, compared with $1.22 billion in last year’s quarter. The increase was driven by a 6 percent increase in company-wide volume and $64.4 million in sales from businesses acquired during the past twelve months, including $52.2 million from the Weidenhammer acquisition. The year-over-year sales improvement was reduced approximately $32 million by the negative impact of foreign currency translation.

Gross profit was a record $250 million in the fourth quarter, up 12.8 percent, compared with $221 million in the same period in 2013. Gross profit as a percent of sales increased to 18.9 percent, compared with 18.2 percent in the prior year period. These increases were due primarily to volume growth, productivity improvements and lower pension expense, which were partially offset by operating cost inflation. The Company’s fourth quarter selling, general and administrative expenses were $146 million, or 11.1 percent of sales, compared with $127 million, or 10.5 percent of sales, in the prior year quarter. These increases were largely attributable to acquisition costs as well as higher labor and management incentive costs.

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Sonoco Reports Fourth Quarter, Full-Year 2014 Results - page 3

Cash generated from operations in the fourth quarter was $151 million, exceeding the prior year quarter by $34 million despite slightly lower GAAP net income. The year-over-year improvement is primarily attributable to the negative impact on last year’s reported operating cash flow of the recharacterization to investing activities of tax credits related to the Company’s biomass boiler cogeneration project. Also contributing to the improvement were higher current quarter non-cash expense charges and a slightly greater favorable net change in working capital. Net capital expenditures and cash dividends were $40 million and $32 million, respectively, during the quarter, compared with $27 million and $32 million, respectively, during the same period in 2013. (Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets and plant operations). Free cash flow for the fourth quarter of 2014 was $78 million, compared with $58 million for the same period last year. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends).

Full-Year 2014 Results and Overview
Net sales for 2014 were $5.01 billion, up 3.4 percent, compared with $4.85 billion in 2013. The increase was mostly due to increased volumes and acquisitions, partially offset by the negative impact of foreign exchange.

Net income attributable to Sonoco for 2014 was $239.2 million, or $2.32 per diluted share, up 9.2 percent from $219.1 million, or $2.12 per diluted share, for 2013. Current year earnings were negatively impacted by after-tax charges of $22.7 million, or $.22 per diluted share, consisting of restructuring costs, asset impairment charges, acquisition expenses, and acquisition inventory step-up costs, partially offset by excess property insurance proceeds. During 2013, earnings were negatively impacted by $18.4 million, or $.18 per diluted share, for restructuring and other related charges.

Base earnings for 2014 were $261.9 million, or $2.54 per diluted share, compared with $237.5 million, or $2.30 per diluted share in 2013. The 10.3 percent increase in base earnings stemmed from manufacturing productivity improvements, a positive price/cost relationship, volume growth, proceeds from a legal settlement, acquisitions and lower pension expense. These favorable factors were partially offset by higher labor, maintenance, management incentive and other operating costs.

Current year gross profit was a record $921 million, up 5.5 percent, compared with $874 million in 2013. Gross profit as a percent of sales was 18.4 percent, compared with 18.0 percent in 2013. Selling, general and administrative (SG&A) expense was $507 million, up 4.1 percent from $487 million in the prior year primarily due to higher labor and management incentive expenses and the impact of acquisitions. SG&A expenses were 10.1 percent of sales in 2014 and 10.0% in 2013.

In 2014, cash generated from operations was $418 million, compared with $538 million in the same period in 2013. As expected, both operating cash flow and free cash flow were lower in 2014 as higher GAAP net income was more than offset by normal working capital changes and higher income tax payments and pension contributions. In addition, current year cash flow was negatively impacted by the funding of a proposed $14.7 million settlement of environmental claims and litigation associated with Fox River. Pension and post-retirement plan contributions were $66 million in 2014, compared with $42 million in 2013. Net capital expenditures and cash dividends were $169 million and $129 million, respectively, during 2014, compared with $168 million and $125 million, respectively, in 2013. Free cash flow for 2014 was $120 million, compared with $245 million for 2013. In 2014, the Company repurchased approximately 2 million shares of common stock for $82 million and expended a total $334 million, excluding assumed liabilities, for the acquisitions of Weidenhammer, a small tube and core business and an export recycling operation.

As of December 31, 2014, total debt was approximately $1.3 billion, compared with $981 million at December 31, 2013. The Company had no commercial paper outstanding at the end of either year. The Company’s debt-to-capital ratio was 45.1 percent at year-end 2014, compared with 36.3 percent at the end of 2013. Cash and cash equivalents were $161 million at year-end 2014, compared with $218 million at the end of 2013.

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Sonoco Reports Fourth Quarter, Full-Year 2014 Results - page 4

In reviewing Sonoco’s performance in 2014, Sanders said, “We started a process of changing Sonoco for the better in 2013; targeting changes that provide us better opportunities to grow through new products, new markets, new customers, new services and new ways of thinking. These changes are creating an environment that allows us to better harness the power of our portfolio and our people to optimize business performance. Included in these changes are new processes aimed at organizing our efforts to better execute our mission. Our efforts to change for the better resulted in record sales in 2014, topping $5 billion for the first time in our 115-year history. In addition, we achieved record gross profits, as gross profits as a percent of sales gained 40 basis points to 18.4 percent; and record base earnings, which grew more than 10 percent in 2014. This is the second year in a row we have achieved or exceeded our base earnings target, which is a pattern we are committed to seeing continue.”

Corporate
Net interest expense for the fourth quarter of 2014 was $13.7 million, essentially flat with $13.8 million expensed during the same period in 2013. The 2014 fourth quarter effective tax rate on GAAP and base earnings was 34.3 percent and 32.2 percent, respectively, compared with 29.1 percent and 27.6 percent on GAAP and base earnings, respectively, for the prior year’s quarter. The change in the effective tax rate on both GAAP and base earnings is largely the result of a fluctuation in earnings between jurisdictions with differing tax rates.

2015 Outlook
Sonoco expects first quarter 2015 base earnings to be in the range of $.56 to $.61 per diluted share. The Company’s first quarter 2014 base earnings were $.52 per diluted share. Sonoco expects its 2015 base earnings per diluted share to be in the range of $2.60 and $2.70 with a target of $2.65 per diluted share, a decrease of $0.03 from what was communicated on December 5, 2014. This change is due to an increase in the expected negative effect of foreign exchange. The Company’s guidance assumes a net $.26 per share improvement from the Company’s base operations stemming from a combination of volume growth, a positive price/cost relationship, productivity gains and lower average diluted shares outstanding. In addition, the Company expects Weidenhammer to contribute approximately $.09 per share of incremental base earnings accretion. Offsetting these improvements is $.24 per share in projected negative items, including $.09 from higher pension expense, with the remainder due to higher depreciation and other expenses, increased taxes and the negative effect of foreign exchange. The Company’s 2015 guidance assumes a 32 percent effective tax rate on base earnings.

Sonoco is projecting cash from operations in 2015 to be approximately $505 million and free cash flow to be $150 million. The projected year-over-year improvement in cash from operations is largely driven by expected higher earnings, including higher non-cash depreciation and amortization expenses, and lower pension contributions. Capital spending, net of proceeds from dispositions, is expected to increase to approximately $220 million in 2015 due primarily to planned investments in the Company’s consumer-related businesses. After considering an assumed $134 million in cash dividends to shareholders, the resulting $150 million of projected free cash flow is expected to be used primarily to reduce debt.

The Company believes the assumptions reflected in the range of guidance are reasonable. However, given uncertainty regarding the future performance of the overall economy, potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “We are optimistic entering 2015 that the U.S. economy will continue to steadily improve and international markets will rebound. In addition, we remain committed to our grow-and-optimize strategy. This includes achieving organic growth targets, improving operating margins, successfully integrating the Weidenhammer acquisition, maximizing cash flow, balancing capital deployment between growth and return of cash to shareholders and, finally, optimizing our global portfolio through simplification and improved efficiency.”

“In 2015, we will begin implementing a series of actions focused on improving our cost competitiveness by optimizing our supply chain, enhancing productivity and streamlining our corporate and business unit structures. Utilizing a leading consultant, we have completed a detailed assessment of our processes, systems and organization and will be implementing a series of changes throughout the year directed at being better prepared and aligned to achieve our mission.”

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Sonoco Reports Fourth Quarter, Full-Year 2014 Results - page 5

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products and Protective Solutions. Effective January 1, 2014, Sonoco Alloyd, the Company’s retail packaging business and previously part of the Protective Solutions segment, began reporting as part of the Display and Packaging segment. This change reflects the evolving integration occurring between these businesses, enabling them to better leverage the Company’s capabilities, products and services to provide complete solutions to our retail merchandising customers. Prior period results for the affected segments have been recast to reflect this change.

Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Fourth quarter 2014 sales for the segment were $545 million, compared with $482 million in 2013. Segment operating profit was $58.6 million in the fourth quarter, compared with $48.4 million in the same quarter of 2013.

Segment sales during the quarter were up 13 percent due primarily to $52.2 million in sales from the Weidenhammer acquisition and volume growth across the segment, particularly in flexible packaging and metal closures, European composite cans, and plastic thermoformed and injection molded containers. Partially offsetting this positive growth was the negative impact of foreign currency translation.

Segment operating profit improved 21.1 percent due to manufacturing productivity, including the reimbursement of previously incurred excess costs related to a flexible packaging material issue, volume gains, modest accretion from the Weidenhammer acquisition and lower pension expense. These positive factors were partially offset by higher labor, maintenance and other operating costs.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Fourth quarter 2014 sales for this segment were $170 million, compared with $155 million in 2013. Segment operating profit was $5.2 million in the quarter, compared with $3.5 million in 2013.

Sales for the quarter were up 10 percent year over year on volume growth in U.S. display and packaging fulfillment activity and international packaging services. Quarterly operating profit for the segment increased 49.3 percent due to volume growth and manufacturing productivity gains, which were only partially offset by higher labor and operating costs.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes and forms; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Fourth quarter 2014 sales for the segment were $476 million, compared with $464 million in 2013. Segment operating profit was a record $37.0 million in the fourth quarter of 2014, compared with $33.4 million in 2013.

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Sonoco Reports Fourth Quarter, Full-Year 2014 Results - page 6

Segment sales for the quarter were up 2.7 percent as volume growth and sales added from businesses acquired during the past twelve months were partially offset by the negative impact of foreign currency translation. Volume in the segment improved due to higher North America and European paper, tubes, cores and reels sales, offset by lower volume in Asia and South America.

Operating profit gained 10.8 percent year over year as volume growth, a positive price/cost relationship, modest productivity improvements and lower pension expense were only partially offset by a higher labor, maintenance and other operating costs.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Fourth quarter 2014 sales were $127 million, compared with $114 million in the same period in 2013. Operating profit was $8.8 million, compared with $8.0 million in the same quarter of 2013.

Sales grew 10.8 percent during the fourth quarter due to higher volume in temperature-assured products, consumer protective packaging and automotive components. Operating profit rose 10.6 percent as volume gains and manufacturing productivity improvements were only partially offset by higher maintenance, labor and other operating costs.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. Eastern today. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 3 p.m. Eastern, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 89466124. The archived call will be available through February 22, 2015. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco:
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annual net sales of $5 billion, the Company has 20,800 employees working in more than 330 operations in 34 countries, serving many of the world’s best-known brands in some 85 nations. Sonoco is a proud member of the 2014/2015 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “aspires,” “potential”, or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding availability and supply of raw materials and offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, anticipated income tax rates, refinancing and repayment of debt, realization of synergies resulting from acquisitions, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, sales growth, market leadership, growth opportunities, continued payments of dividends, stock repurchases, producing improvements in earnings, improving margins, financial results for future periods, goodwill impairment charges, expected amounts of capital spending, anticipated contributions to benefit plans, and creation of long-term value for shareholders.

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Sonoco Reports Fourth Quarter, Full-Year 2014 Results - page 7

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	accuracy in valuation of deferred tax assets;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Fourth Quarter, Full-Year 2014 Results - page 8

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Net sales	$1,317,954	$1,214,874	$5,014,534	$4,848,092
Cost of sales	1,068,359	993,687	4,093,235	3,974,588
Gross profit	249,595	221,187	921,299	873,504
Selling, general and administrative expenses	146,284	127,377	506,996	487,171
Restructuring/Asset impairment charges	11,221	6,253	22,792	25,038
Income before interest and income taxes	$92,090	$87,557	$391,511	$361,295
Net interest expense	13,695	13,765	52,391	56,726
Income before income taxes and equity in earnings of affiliates	78,395	73,792	339,120	304,569
Provision for income taxes	26,869	21,457	108,922	96,203
Income before equity in earnings of affiliates	51,526	52,335	230,198	208,366
Equity in earnings of affiliates, net of tax	2,990	3,796	9,886	12,029
Net income	54,516	56,131	240,084	220,395
Net (income) attributable to noncontrolling interests	(61)	(1,385)	(919)	(1,282)
Net income attributable to Sonoco	$54,455	$54,746	$239,165	$219,113

Weighted average common shares outstanding – diluted	102,457	103,469	103,172	103,248

Diluted earnings per common share	$0.53	$0.53	$2.32	$2.12
Dividends per common share	$0.32	$0.31	$1.27	$1.23

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net sales
Consumer Packaging	$544,697	$481,888	$1,962,897	$1,893,533
Display and Packaging	170,383	154,957	664,355	625,008
Paper and Industrial Converted Products	476,081	463,609	1,902,448	1,858,880
Protective Solutions	126,793	114,420	484,834	470,671
Consolidated	$1,317,954	$1,214,874	$5,014,534	$4,848,092

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$58,624	$48,399	$199,407	$187,130
Display and Packaging	5,179	3,469	25,277	20,806
Paper and Industrial Converted Products	36,980	33,377	162,269	138,094
Protective Solutions	8,799	7,955	34,003	40,084
Restructuring/Asset impairment charges	(11,221)	(6,253)	(22,792)	(25,038)
Other non-base income/(charges)	(6,271)	610	(6,653)	219
Consolidated	$92,090	$87,557	$391,511	$361,295

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Sonoco Reports Fourth Quarter, Full-Year 2014 Results - page 9

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Net income	$54,516	$56,131	$240,084	$220,395
Asset impairment charges	4,016	886	8,155	8,238
Depreciation, depletion and amortization	53,990	52,097	198,718	197,671
Fox River environmental reserves	651	(256)	(14,349)	(1,848)
Net pension and postretirement plan expense/(contributions)	3,132	3,775	(25,509)	19,939
Changes in working capital	53,906	49,135	(19,277)	33,270
Other operating activity	(19,695)	(45,025)	30,093	60,362
Net cash provided by operating activities	150,516	116,743	417,915	538,027

Purchase of property, plant and equipment, net	(40,482)	(26,955)	(169,318)	(168,131)
(Cost of acquisitions, exclusive of cash)/Proceeds from dispositions	(323,168)	(277)	(334,132)	2,195
Net debt proceeds/(repayments)	208,963	(116,139)	245,222	(388,396)
Cash dividends	(32,347)	(31,629)	(128,793)	(124,845)
Shares acquired under announced buyback	(37,409)	—	(82,422)	—
Other, including effects of exchange rates on cash	3,539	(11,753)	(4,871)	(14,367)

Net decrease in cash and cash equivalents	(70,388)	(70,010)	(56,399)	(155,517)
Cash and cash equivalents at beginning of period	231,556	287,577	217,567	373,084
Cash and cash equivalents at end of period	$161,168	$217,567	$161,168	$217,567

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	December 31, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$161,168	$217,567
Trade accounts receivable, net of allowances	668,710	614,053
Other receivables	44,411	38,995
Inventories	420,276	410,787
Prepaid expenses and deferred income taxes	95,718	97,072
	1,390,283	1,378,474
Property, plant and equipment, net	1,148,607	1,021,920
Goodwill	1,182,936	1,099,207
Other intangible assets, net	280,935	243,920
Other assets	207,235	235,770
	$4,209,996	$3,979,291
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$844,229	$823,375
Notes payable and current portion of long-term debt	52,280	35,201
Income taxes payable	8,936	8,649
	$905,445	$867,225
Long-term debt, net of current portion	1,200,885	946,257
Pension and other postretirement benefits	444,231	263,718
Deferred income taxes and other	136,660	176,766
Total equity	1,522,775	1,725,325
	$4,209,996	$3,979,291

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Sonoco Reports Fourth Quarter, Full-Year 2014 Results - page 10

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports Fourth Quarter, Full-Year 2014 Results - page 11

		Non-GAAP Adjustments
Three Months Ended December 31, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Income before interest and income taxes	$92,090	$11,221	$6,271	$109,582
Interest expense, net	$13,695	$—	$—	$13,695
Income before income taxes	$78,395	$11,221	$6,271	$95,887
Provision for income taxes	$26,869	$2,390	$1,583	$30,842
Income before equity in earnings of affiliates	$51,526	$8,831	$4,688	$65,045
Equity in earnings of affiliates, net of taxes	$2,990	$—	$—	$2,990
Net income	$54,516	$8,831	$4,688	$68,035
Net (income) attributable to noncontrolling interests	$(61)	$(26)	$—	$(87)
Net income attributable to Sonoco	$54,455	$8,805	$4,688	$67,948

Per Diluted Share	$0.53	$0.09	$0.04	$0.66

		Non-GAAP Adjustments
Three Months Ended December 31, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$87,557	$6,253	$(610)	$93,200
Interest expense, net	$13,765	$—	$—	$13,765
Income before income taxes	$73,792	$6,253	$(610)	$79,435
Provision for income taxes	$21,457	$621	$(149)	$21,929
Income before equity in earnings of affiliates	$52,335	$5,632	$(461)	$57,506
Equity in earnings of affiliates, net of taxes	$3,796	$—	$—	$3,796
Net income	$56,131	$5,632	$(461)	$61,302
Net (income) attributable to noncontrolling interests	$(1,385)	$(12)	$—	$(1,397)
Net income attributable to Sonoco	$54,746	$5,620	$(461)	$59,905

Per Diluted Share	$0.53	$0.06	$(0.01)	$0.58

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Sonoco Reports Fourth Quarter, Full-Year 2014 Results - page 12

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Income before interest and income taxes	$391,511	$22,792	$6,653	$420,956
Interest expense, net	$52,391	$—	$—	$52,391
Income before income taxes	339,120	22,792	6,653	368,565
Provision for income taxes	$108,922	$5,732	$1,509	$116,163
Income before equity in earnings of affiliates	$230,198	$17,060	$5,144	$252,402
Equity in earnings of affiliates, net of taxes	$9,886	$—	$—	$9,886
Net income	$240,084	$17,060	$5,144	$262,288
Net (income)/loss attributable to noncontrolling interests	$(919)	$(52)	$533	$(438)
Net income attributable to Sonoco	$239,165	$17,008	$5,677	$261,850

Per Diluted Share	$2.32	$0.16	$0.06	$2.54

		Non-GAAP Adjustments
Twelve Months Ended December 31, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$361,295	$25,038	$(219)	$386,114
Interest expense, net	$56,726	$—	$—	$56,726
Income before income taxes	304,569	25,038	(219)	329,388
Provision for income taxes	$96,203	$6,774	$(323)	$102,654
Income before equity in earnings of affiliates	$208,366	$18,264	$104	$226,734
Equity in earnings of affiliates, net of taxes	$12,029	$—	$—	$12,029
Net income	$220,395	$18,264	$104	$238,763
Net (income)/loss attributable to noncontrolling interests	$(1,282)	$2	$—	$(1,280)
Net income attributable to Sonoco	$219,113	$18,266	$104	$237,483

Per Diluted Share	$2.12	$0.18	$—	$2.30

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Other adjustments consist primarily of acquisition-related costs

(3) Other adjustments consist primarily of acquisition-related costs, partially offset by excess insurance settlement gains.

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